Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	Tuesday, January 18, 2011
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS A 50% INCREASE IN YEAR OVER YEAR QUARTERLY REVENUES, GUIDES TO A REDUCTION IN THE MARCH QUARTER, AND RAISES ITS QUARTERLY DIVIDEND 4% TO $0.24 CENTS PER SHARE.

Milpitas, California, January 18, 2011, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended January 2, 2011.  Quarterly revenues of $383.6 million for the second quarter of fiscal year 2011 decreased $5.0 million or 1% from the previous quarter’s revenue of $388.6 million and increased $127.3 million or 50% over $256.4 million reported in the second quarter of fiscal year 2010.  Net income of $143.7 million increased $6.5 million or 5% over the first quarter of fiscal year 2011 and increased $68.2 million or 90% over the second quarter of fiscal year 2010. Net income for the second quarter of fiscal year 2011 benefited from a lower tax rate of 24% compared to the first quarter of fiscal year 2011 rate of 27.5% and the second quarter of fiscal year 2010 rate of 24.5%.  The Company’s tax rate is lower primarily due to the reinstatement of the research and development tax credit.

Diluted EPS of $0.62 in the second quarter increased $0.03 per share or 5% over the first quarter of fiscal year 2011 and $0.29 per share or 88% over the second quarter of fiscal year 2010.

During the second quarter the Company’s cash, cash equivalents and marketable securities decreased by $303.6 million to $748.2 million primarily due to the cash redemption of $395.8 million (principal amount) of its 2027B Convertible Notes on November 1, 2010.  This redemption of debt did not result in any gains or losses in the statement of income.  In addition, the Company announced an increase in its quarterly dividend from $0.23 per share to $0.24 per share.  This marks the 19th consecutive year the Company has increased its dividend.  The cash dividend of $0.24 will be paid on March 2, 2011 to stockholders of record on February 18, 2011.

According to Lothar Maier, CEO, “As expected, the Company’s revenues decreased slightly from the first quarter of fiscal year 2011 as shipments and orders began to slow following the very rapid sequential growth the Company experienced over the past several quarters.  Although revenues were down 1%, they were at the high end of our guidance and up 50% over the prior year quarter.  We retired the balance of our 2027B Convertible Notes which aids our profitability due to the reduction in net interest expense.

During the second quarter, customer order patterns began to respond to our lower lead times and their need for lower safety stock inventory.  Our lead times are now at their historical 4 to 6 weeks levels.  As a result, bookings declined and for the quarter we had a book-to-bill ratio of less than one.

Looking ahead to the March quarter, several factors impact our guidance.  Our computer business will decline as we will no longer remain in a prominent tablet computer program.  In our core business of industrial, communications infrastructure and automotive, we may temporarily under ship actual end demand as customers adjust their bookings and safety stocks to comply with our improved lead times.  Accordingly, we currently forecast that revenue and earnings will decline 6% to 10% sequentially in the March quarter.  Our core markets continue to offer strong growth opportunities for Linear and we believe we are well positioned to resume quarterly growth in these markets following the pause we are currently experiencing.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 27, 2010.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, January 19, 2011 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call (719) 325-2204, or toll free (877) 780-3381 before 8:15 a.m. to be included in the audience.  There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from January 19, 2011 through January 25, 2011.

You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #6977528.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of January 19, 2011 until the second quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, and µModule® subsystems.  For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Six Months Ended
	Jan. 2,	Sep. 26,	Dec. 27,	Jan. 2,	Dec. 27,
	2011	2010	2009	2011	2009
Revenues	$ 383,621	$ 388,592	$ 256,364	$ 772,213	$ 492,499
Cost of sales (1)	82,603	83,731	61,621	166,334	121,204
Gross profit	301,018	304,861	194,743	605,879	371,295

Expenses:
Research & development (1)	59,001	56,202	46,682	115,203	92,022
Selling, general & administrative (1)	40,958	44,082	32,459	85,040	64,118
	99,959	100,284	79,141	200,243	156,140
Operating income	201,059	204,577	115,602	405,636	215,155
Interest expense	(8,135)	(10,417)	(11,617)	(18,552)	(23,509)
Amortization of debt discount(2)	(5,390)	(6,766)	(7,296)	(12,156)	(14,525)
Interest income	1,602	1,916	3,358	3,518	7,214

Income before income taxes	189,136	189,310	100,047	378,446	184,335
Provision for income taxes	45,393	52,060	24,511	97,453	48,112

Net income	$ 143,743	$ 137,250	$ 75,536	$ 280,993	$ 136,223

Earnings per share:
Basic	$ 0.62	$ 0.60	$ 0.33	$ 1.22	$ 0.60
Diluted	$ 0.62	$ 0.59	$ 0.33	$ 1.21	$ 0.60

Shares used in the calculation of earnings per share:
Basic	230,284	229,367	227,265	230,006	227,093
Diluted	232,202	231,073	228,366	231,843	228,160

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$ 2,338	$ 2,183	$ 2,220	$ 4,521	$ 4,515
Research & development	10,531	9,767	9,521	20,298	19,240
Sales, general & administrative	5,614	5,241	5,301	10,855	10,776
(2) Amortization of debt discount (non-
cash interest expense)	5,390	6,766	7,296	12,156	14,525

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	January 2,	June 27,
	2011	2010
ASSETS:
Current assets:
Cash, cash equivalents and
marketable securities	$748,152	$958,069
Accounts receivable, net of
allowance for doubtful
accounts of $2,043 ($2,043
at June 27, 2010)	180,692	176,874

Inventories	64,382	54,044

Deferred tax assets and
other current assets	76,732	75,314
Total current assets	1,069,958	1,264,301

Property, plant & equipment, net	311,826	257,035

Other noncurrent assets	64,402	69,382
Total assets	$1,446,186	$1,590,718

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$40,437	$21,235

Accrued income taxes, payroll & other accrued liabilities	120,302	134,649

Deferred income on shipments
to distributors	38,471	33,700

Convertible senior notes- current portion (1)	-	392,926
Total current liabilities	199,210	582,510

Convertible senior notes (1)	776,212	766,960

Deferred tax and other noncurrent
liabilities	191,971	201,463

Stockholders’ equity:
Common stock	1,403,841	1,331,888

Accumulated deficit	(1,126,494)	(1,294,077)

Accumulated other
comprehensive income	1,446	1,974
Total stockholders’ equity	278,793	39,785
	$1,446,186	$1,590,718

(1) Principal owed on Convertible Senior Notes at January 2, 2011 and June 27, 2010 is $845.1 million and $1,241 million, respectively.  The above amounts include non-cash adjustments of $68.9 million at January 2, 2011 and $81 million at June 27, 2010.

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Jan. 2,	Sep. 26,	Dec. 27,	Jan. 2,	Dec. 27,
	2011	2010	2009	2011	2009

Reported net income
(GAAP basis)	$ 143,743	$ 137,250	$ 75,536	$ 280,993	$ 136,223

Stock-based compensation	18,483	17,191	17,042	35,674	34,531
Amortization of debt
discount(1)	5,390	6,766	7,296	12,156	14,525
Income tax effect of
non-GAAP adjustments	(5,730)	(6,588)	(5,963)	(12,317)	(12,804)
		-
Non-GAAP net income	$ 161,886	$ 154,619	$ 93,911	$ 316,506	$ 172,475

Basic	$ 0.70	$ 0.67	$ 0.41	$ 1.38	$ 0.76
Diluted	$ 0.70	$ 0.67	$ 0.41	$ 1.37	$ 0.76

1)	Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation, the amortization of the Company’s debt discount which is a non-cash interest expense and the non-cash charge on early retirement of convertible senior notes.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation and non-cash interest expenses and the related tax effects primarily because they are significant non-cash expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.